Exhibit 99.1
                                                                    ------------

Press Release

Source:  Weststar Financial Services Corporation
Asheville, North Carolina
April 21, 2004


          BANK EARNINGS INCREASE 112% FOR FIRST QUARTER ENDED MARCH 31,
                                      2004


Weststar Financial Services Corporation and its subsidiaries, The Bank of Asheville and Weststar Financial Services Corporation I, reported income before taxes for the first quarter ended March 31, 2004 of $234,199 compared to $111,906 for the first quarter of March 31, 2003. Net income for this same period increased 112% totaling $152,189 or $.12 per diluted share compared to $71,906 in the first quarter of 2003, or $.06 per diluted share. The increase in net income was attributed to an increase in net interest income which was up 23.5%.

Assets at March 31, 2004 totaled a record $115.7 million. This was a 16% increase above $99.9 million for March 31, 2003. Growth in assets occurred primarily in loans, which had increased 17% to $78.7 million compared to $67.5 million, and in investments which were up 36% to $18.5 million compared to $13.6 million.

Deposits at quarter ended March 31, 2004 totaled $97.8 million and had increased 8% from $90.6 million at March 31, 2003.

Shareholder equity totaled $9.4 million at first quarter and represented a 7% increase over the first quarter of last year.

Operating ratios for the first quarter reflected improvement. Return on assets at March 31, 2004 was .57%, and return on equity was 6.53%, compared to March 31, 2003 at .31% and 3.33%, respectively. Efficiency ratio at 64% was up slightly compared to 63% from the previous year.

The Annual Shareholders Meeting for Weststar Financial Services Corporation was held on April 20, 2004. Shareholders approved election of the following directors for three-year terms: W. Edward Anderson, G. Gordon Greenwood, Darryl
J. Hart. Steven D. Cogburn was elected to complete the two-year term of a previous director. In other business, Dixon Hughes, PLLC was ratified as Independent Public Accountants.

G. Gordon Greenwood, Chief Executive Officer, stated that the first quarter results were on target with plan, and that we look forward to a good year in 2004. The Bank currently has a new office under construction on New Leicester Highway, and we look forward to a late July opening.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For Further Information, please contact:  Randall C. Hall
                                          Executive Vice President and Secretary
                                          Chief Financial Officer
                                          Phone (828) 232-2904
                                          e-mail rhall@bankofasheville.com
                                                 -------------------------

            Weststar Financial Services Corporation and Subsidiaries
                              Financial Highlights

                                               3/31/2004            3/31/2003

Assets                                      $  115,684,168        $  99,861,166

Deposits                                    $   97,777,443        $  90,594,789

Loans (Gross)                               $   78,713,494        $  67,510,928
                                            $                     $
Allowance for Loan Losses                       (1,255,715)          (1,019,736)
Loans (Net)                                 $   77,457,779        $  66,491,192

Investments                                 $   18,492,566        $  13,566,421

Shareholders' Equity                        $    9,428,598        $   8,766,445



                                                    Three Months Ended
                                               3/31/2004            3/31/2003


Net interest income                         $    1,141,677        $     924,809
Provision for loan losses                          322,800              355,000
                                            -----------------------------------
Net interest income after
 provision for loan losses                         818,877              569,809
                                            -----------------------------------
Other income                                       425,697              338,137
Other expenses                                   1,010,375              796,040
                                            -----------------------------------
Income before taxes                                234,199              111,906
                                            -----------------------------------
Income taxes                                        82,010               40,000
                                            -----------------------------------
Net income                                  $      152,189        $      71,906
                                            ===================================

Earnings per share*:


  Basic                                     $         0.13        $        0.06
                                            ===================================
  Diluted                                   $         0.12        $        0.06
                                            ===================================

Book value per share*                       $         8.08        $        8.00
                                            ===================================

Average shares outstanding*:
  Basic                                          1,166,208            1,149,046
  Diluted                                        1,226,848            1,193,365

Number of shares outstanding*                    1,166,208            1,149,046

Ratios:
  Return on Assets                                    0.57%                0.31%
  Return on Equity                                    6.53%                3.33%
  Capital to Assets                                   8.76%                9.24%

  Loan Loss Allowance to
    Loans Outstanding                                 1.60%                1.51%

*Shares and per share amounts adjusted for 6-for-5 stock dividend paid September 30, 2003.